EXHIBIT 99.1

Helen of Troy Limited Reports Results

For the First Quarter Fiscal Year 2015

•                                          Delivers Record Revenues of $311 Million, up 2.4%,

•                                          Diluted Earnings Per Share (EPS) of $0.55; Adjusted Diluted EPS of $0.83

•                                          Reaffirms Fiscal Year 2015 Outlook, Excluding the Acquisition of Healthy Directions

EL PASO, Texas, July 9, 2014 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name housewares, healthcare/home environment and personal care consumer products, today reported results for the three month period ended May 31, 2014.

“We are off to a solid start in fiscal year 2015. During the quarter, we increased our net sales revenue by 2.4% and managed expenses well to deliver adjusted EBITDA of $41.9 million and adjusted diluted EPS of $0.83,” stated Julien R. Mininberg, Chief Executive Officer.  “During the quarter, we continued our efforts to transform our organization and reinvigorate our culture.  We also advanced our goal of accelerating and sustaining organic growth by investing prudently in our strongest businesses.  We saw a double digit increase in our Healthcare/Home Environment segment revenues and a solid increase in our Housewares segment revenues on top of strong gains in the prior year in both of these segments.  We further engaged in shareholder friendly capital allocation policies through the repurchase of 4.2 million shares and the completion of the acquisition of Healthy Directions at the end of June, adding a growing business that is accretive to our gross margin, adjusted EBITDA and adjusted diluted EPS.  Our Personal Care segment continued to deliver strong cash flow; however as anticipated, sales trailed the prior year quarter.  To unlock more of this segment’s cash flow generation capability and achieve organic growth, we are focused on increasing product innovation, adding additional talent and redirecting our existing resources to the strongest opportunities.  I believe we are well positioned to achieve the objectives we have set for ourselves this year.  We are keenly focused on our goals and priorities for the future as we work to drive sustainable sales and earnings growth for many years to come.”

First Quarter of Fiscal Year 2015 Consolidated Operating Results

•                  Net sales revenue grew to a record $311.8 million compared to $304.5 million in the first quarter of fiscal year 2014.

•                  Gross profit margin was 38.3% compared to 39.5% for the same period last year. This decrease reflects increased promotional program costs, a revenue increase in the lower margin Healthcare/Home Environment segment, a lower margin sales mix within the Housewares and Healthcare/Home Environment segments, and general product cost increases.

•                  SG&A was 28.0% of net sales compared to 28.7% of net sales for the same period last year.  The decrease is primarily due to lower incentive compensation costs partially offset by higher media advertising costs.

•                  Operating income was $23.1 million, and includes $9.0 million in non-cash asset impairment charges related to certain trademarks in the Company’s Personal Care segment.  This is compared to operating income of $20.6 million in the same period last year, which includes the impact of $12.0 million in non-cash asset impairment charges related to certain trademarks in the Company’s Personal Care segment.

•                  Net income was $16.4 million, or $0.55 per fully diluted share on 29.6 million weighted average shares outstanding.  This compares to net income in the first quarter of fiscal year 2014 of $14.4 million, or $0.45 per fully diluted share on 32.2 million weighted average shares outstanding.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges and non-cash share-based compensation) was $41.9 million compared to $44.6 million in the same period last year.

On an adjusted basis for the first quarter of fiscal 2015, excluding the non-cash asset impairment charges in both periods:

•                  Adjusted operating income was $32.1 million compared to $32.7 million for the first quarter of fiscal year 2014.

•                  Adjusted income was $24.6 million, or $0.83 per fully diluted share, compared to $26.4 million, or $0.82 per fully diluted share, for the first quarter of fiscal year 2014.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $29.2 million at May 31, 2014, compared to $12.1 million at May 31, 2013.

•                  Total short and long-term debt increased to $425.7 million at May 31, 2014, compared to $224.8 million at May 31, 2013.  The increase primarily reflects an increase in the Company’s revolving line of credit in conjunction with the repurchase of shares as described below.

•                  Accounts receivable turnover was 63.2 days at May 31, 2014, compared to 61 days at May 31, 2013.

•                  Inventory was $298.5 million at May 31, 2014, compared to $288.4 million at May 31, 2013.

Share Repurchases

On March 14, 2014, the Company completed its previously announced modified “Dutch auction” tender offer resulting in the repurchase of 3,693,816 shares of its common stock outstanding at a total cost of $247.8 million, including the fees and expenses related to the tender offer. The total cost of the repurchase was funded with cash on hand and borrowings under the Company’s revolving credit facility. The shares repurchased represented approximately 11.5% of the Company’s issued and outstanding shares of common stock at February 5, 2014.

During the fiscal quarter ended May 31, 2014, the Company repurchased an additional 408,327 shares of outstanding common stock on the open market at a total cost of $25.8 million, primarily funded with borrowings under its revolving credit facility.  The Company also repurchased 70,079 shares in connection with share-based compensation.  Share repurchases during the quarters ended May 31, 2014 and 2013 reduced weighted average shares outstanding used in computing basic and diluted earnings per share by 3,266,571 and 7,529 shares, respectively.

Subsequent Events

On June 11, 2014, the Company entered into a definitive purchase agreement to acquire Healthy Directions, LLC, a leader in the premium doctor-branded vitamin, mineral and supplement market. The transaction was completed on June 30, 2014 for a cash purchase price of approximately $195.28 million funded from cash on hand and borrowings under the Company’s revolving credit facility.

On June 11, 2014, in connection with the acquisition of Healthy Directions, the Company entered into an amendment of its credit agreement with Bank of America, N.A. and other lenders. The amendment, among other things, increased the unsecured revolving commitment of the credit agreement from $375 million to $570 million.

Additionally, a strategic licensing agreement between Helen of Troy and The Cookware Company (“TCC”) to bring to market high quality cookware under the OXO Good Grips® brand name was announced on June 20, 2014. Under the arrangement, TCC has collaborated with OXO to develop 3 initial collections using an innovative new “smart shapes” concept built with premium materials: two lines of hard-anodized aluminum cookware and one line of stainless steel cookware. These will be marketed by TCC into OXO’s normal channels of distribution. The licensing agreement will extend OXO’s brand into a new housewares category.

Fiscal Year 2015 Annual Outlook

For fiscal year 2015, the Company continues to expect net sales revenue in the range of $1.325 to $1.375 billion, and diluted EPS in the range of $4.02 to $4.12, which includes the non-cash asset impairment charges of $0.28 per share recorded in the first quarter of fiscal year 2015.  Consistent with the Company’s previous outlook, adjusted diluted EPS is expected to be in the range of $4.30 to $4.40, which excludes non-cash asset impairment charges and the impact of the Healthy Directions acquisition.

On-going fiscal year 2015 results and outlook relating to adjusted diluted EPS will exclude non-cash asset impairment charges, intangible asset amortization expense, non-cash share-based compensation expense and the impact of the Healthy Directions acquisition, which we expect to be in the range of $5.15 to $5.25 for the full fiscal year 2015.  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.5 million for the full fiscal year 2015, which includes the impact of the “Dutch auction” tender offer completed on March 14, 2014.  Further information concerning the fiscal year 2015 outlook, including a reconciliation of fiscal year 2015 reported diluted EPS to adjusted (non-GAAP) diluted EPS, is furnished in an accompanying table to this press release.

The likelihood and potential impact of any additional fiscal 2015 acquisitions, asset impairment charges or share repurchases are unknown and cannot be reasonably estimated, therefore they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Wednesday, July 9, 2014. Institutional investors and analysts interested in participating in the call are invited to dial (888) 539-3696 approximately ten minutes prior to the start of the call.  The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on July 9, 2014 until 11:59 p.m. Eastern Time on July 16, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 1155593. A replay of the webcast will remain available on the website for 60 days.

About Helen of Troy Limited:

Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®; Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Personal Care: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Ogilvie® and Gold ‘N Hot®. The Company recently acquired Healthy Directions, a U.S. market leader in premium doctor-branded vitamins, minerals and supplements, as well as other health products sold directly to consumers. The Honeywell® trademark is used under license from Honeywell International Inc. The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company. The Revlon® trademark is used under license from Revlon Consumer Products Corporation. The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl’s® trademark is used under license from MSD Consumer Care, Inc.

For in-depth information about Helen of Troy, please visit www.hotus.com.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, which are presented in an accompanying table to this press release along with a reconciliation of these financial measures to their corresponding GAAP based measures presented in the Company’s consolidated statements of income.

Forward Looking Statements:

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2014 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s relationship with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, expectations regarding acquisitions and the integration of acquired businesses, exchange rate risks, disruptions in U.S., European and other international credit markets, risks associated with weather conditions, the Company’s dependence on foreign sources of supply and foreign manufacturing, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, the Company’s geographic concentration of certain U.S. distribution facilities, which increases our exposure to significant shipping disruptions and added shipping and storage costs, the Company’s projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the Company’s debt leverage and the constraints it may impose, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income and Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Adjusted Income and Adjusted Diluted Earnings per Share (EPS) (Unaudited)

(in thousands, except per share data)

	Three Months Ended May 31, 2014
	As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)(1)

Sales revenue, net	$311,778	100.0%	$—		$311,778	100.0%
Cost of goods sold	192,258	61.7%	—		192,258	61.7%
Gross profit	119,520	38.3%	—		119,520	38.3%

Selling, general, and administrative expense	87,397	28.0%	—		87,397	28.0%
Asset impairment charges	9,000	2.9%	(9,000)	(2)	—	0.0%
Operating income	23,123	7.4%	9,000		32,123	10.3%

Other income (expense):
Nonoperating income (expense), net	50	0.0%	—		50	0.0%
Interest expense	(3,417)	-1.1%	—		(3,417)	-1.1%
Total other expense	(3,367)	-1.1%	—		(3,367)	-1.1%
Income before income taxes	19,756	6.3%	9,000		28,756	9.2%

Income tax expense	3,358	1.1%	845	(2)	4,203	1.3%
Net income	$16,398	5.3%	$8,155		$24,553	7.9%

Diluted earnings per share	$0.55		$0.28		$0.83

Weighted average shares of common stock used in computing diluted earnings per share	29,616		—		29,616

	Three Months Ended May 31, 2013
	As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)(1)

Sales revenue, net	$304,516	100.0%	$—		$304,516	100.0%
Cost of goods sold	184,351	60.5%	—		184,351	60.5%
Gross profit	120,165	39.5%	—		120,165	39.5%

Selling, general, and administrative expense	87,490	28.7%	—		87,490	28.7%
Asset impairment charges	12,049	4.0%	(12,049)	(2)	—	0.0%
Operating income	20,626	6.8%	12,049		32,675	10.7%

Other income (expense):
Nonoperating income (expense), net	84	0.0%	—		84	0.0%
Interest expense	(2,942)	-1.0%	—		(2,942)	-1.0%
Total other expense	(2,858)	-0.9%	—		(2,858)	-0.9%
Income before income taxes	17,768	5.8%	12,049		29,817	9.8%

Income tax expense	3,376	1.1%	15	(2)	3,391	1.1%
Net income	$14,392	4.7%	$12,034		$26,426	8.7%

Diluted earnings per share	$0.45		$0.37		$0.82

Weighted average shares of common stock used in computing diluted earnings per share	32,180		—		32,180

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2014				% of Sales Revenue, net
	2014	2013	$ Change	% Change	2014	2013

Sales revenue by segment, net
Housewares	$66,756	$63,530	$3,226	5.1%	21.4%	20.9%
Healthcare / Home Environment	142,489	125,602	16,887	13.4%	45.7%	41.2%
Personal Care	102,533	115,384	(12,851)	-11.1%	32.9%	37.9%
Total sales revenue, net	$311,778	$304,516	$7,262	2.4%	100.0%	100.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(Unaudited)

(in thousands)

	May 31,
	2014	2013

Cash and cash equivalents	$29,170	$12,130
Receivables	217,415	206,021
Inventory	298,450	288,382
Total assets, current	586,294	539,547
Total assets	1,487,655	1,460,561
Total liabilities, current	541,471	270,863
Total long-term liabilities	166,381	245,376
Stockholders’ equity	779,803	944,322

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)

and Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended May 31,
	2014	2013

Net income	$16,398	$14,392
Interest expense, net	3,396	2,920
Income tax expense	3,358	3,376
Depreciation and amortization, excluding amortized interest	8,500	8,447
EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$31,652	$29,135

Adjusted EBITDA:

EBITDA, as calculated above (1)	$31,652	$29,135
Add: Non-cash asset impairment charges (2)	9,000	12,049
Non-cash share-based compensation (3)	1,295	3,378
Adjusted EBITDA (1)	$41,947	$44,562

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)

And Adjusted EBITDA By Segment

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2014
	Housewares	Healthcare / Home Environment	Personal Care	Total

Operating income	$13,035	$8,717	$1,371	$23,123
Depreciation and amortization, excluding amortized interest	888	5,232	2,380	8,500
Other income/(expense)	—	—	29	29
EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$13,923	$13,949	$3,780	$31,652

Adjusted EBITDA:

EBITDA, as calculated above (1)	$13,923	$13,949	$3,780	$31,652
Add: Non-cash asset impairment charges (2)	—	—	9,000	9,000
Non-cash share-based compensation (3)	274	581	440	1,295
Adjusted EBITDA (1)	$14,197	$14,530	$13,220	$41,947

	Three Months Ended May 31, 2013
	Housewares	Healthcare / Home Environment	Personal Care	Total

Operating income	$12,456	$6,536	$1,634	$20,626
Depreciation and amortization, excluding amortized interest	1,019	4,781	2,647	8,447
Other income/(expense)	—	—	62	62
EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$13,475	$11,317	$4,343	$29,135

Adjusted EBITDA:

EBITDA, as calculated above (1)	$13,475	$11,317	$4,343	$29,135
Add: Non-cash asset impairment charges (2)	—	—	12,049	12,049
Non-cash share-based compensation (3)	675	1,467	1,236	3,378
Adjusted EBITDA (1)	$14,150	$12,784	$17,628	$44,562

Reconciliation of Fiscal Year 2015 Reported Diluted Earnings Per Share (EPS) to Adjusted Diluted EPS

(Unaudited)

		Outlook for the	Outlook for the
	Quarter Ended	Nine Months Ended	Fiscal Year Ended
	May 31, 2014	February 28, 2015	February 28, 2015
	(Three Months)	(Nine Months)(5)	(Twelve Months)(5)

Diluted EPS, as reported (GAAP)	$0.55	$3.47 - $3.57	$4.02 - $4.12
Non-cash asset impairment charges, net of tax (2)	0.28	—	0.28
Previous adjusted diluted EPS (non-GAAP)(1)	0.83	$3.47 - $3.57	$4.30 - $4.40
Intangible asset amortization expense, net of tax (4)	0.17	0.50	0.67
Non-cash share-based compensation expense, net of tax (4)	0.04	0.14	0.18
Revised adjusted diluted EPS (non-GAAP) (1)	$1.04	$4.11 - $4.21	$5.15 - $5.25

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of non-cash asset impairment charges of $9.0 million ($8.16 million after tax) and $12.05 million ($12.03 million after tax) for the three months ended May 31, 2014 and 2013, respectively, as a result of our annual evaluation of goodwill and indefinite-lived intangible assets for impairment during each of the periods.  The non-cash charges relate to certain trademarks in our Personal Care segment, which were written down to their estimated fair value, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(3)         Adjustments consist of non-cash share-based compensation expense associated with share-based awards outstanding under two expired and three active share-based compensation plans. These awards consist of stock options granted to certain officers, employees and new hires, restricted stock grants to certain members of the Company’s Board of Directors, and performance based restricted stock awards granted to management.

(4)         For the three month period ended May 31, 2014, adjustments consist of after tax non-cash intangible asset amortization expense of $4.96 million ($0.17 per fully diluted share) and after tax non-cash share-based compensation expense of $1.17 million ($0.04 per fully diluted share).  For the nine month period ended February 28, 2015, adjustments consist of after tax non-cash intangible asset amortization expense of $14.89 million ($0.50 per fully diluted share) and after tax non-cash share-based compensation expense of $4.28 million ($0.14 per fully diluted share).

(5)         The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.5 million for the full fiscal year 2015, which includes the impact of the “Dutch auction” tender offer completed on March 14, 2014.

SOURCE: Helen of Troy Limited
Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113